Exhibit A

THIS FRAMEWORK AGREEMENT (the Agreement) is made on 29 September 2009 between:

SIEM INDUSTRIES INC (the Lender),

ABG SUNDAL COLLIER NORGE ASA (the Broker), and

DnB NOR BANK ASA (DnB NOR)

1.	THE SHARE LENDING ARRANGEMENT

1.1
The Broker is the manager of a convertible bond loan identified as “Subsea 7 Inc Convertible Bond Issue 2009-2014” (the CB) issued by Subsea 7 Inc (the Issuer) by way of the issue of USD 275,000,000 convertible bonds.

1.2
The Lender is the owner of shares issued by the Issuer and has agreed to support the issue of the CB by lending up to 5 million shares in the Issuer (the Lending Shares) to DnB NOR for the purpose of enabling DnB NOR to on-lend these to the Investors in the CB (the CB Investors) in order for them to have access to the Issuer's shares as a hedge.

This Agreement describes the relationship between and among the Lender, the Broker and DnB NOR in respect of the borrowing and lending of the Lending Shares.

1.3
The Lender shall transfer the Lending Shares to the Lender's VPS account no 05262 10 02220, managed by DnB NOR Markets, (the VPS Account). The VPS Account shall be blocked in favour of DnB NOR for the period ending 13 October 20012 (the Lending Period), and the Lender shall comply with DnB NOR's instructions in this respect. The VPS Account shall not be encumbered or otherwise disposed over by the Lender other than as set out in this Agreement. The Lender does not transfer any shareholder or other rights to any shares registered on the VPS Account to DnB NOR, other than the right to borrow Lending Shares in accordance with this Agreement.

1.4
A securities lending agreement has been entered into between the Lender and DnB NOR at the date of this Agreement (the DnB NOR Share Loan Agreement), and will govern lending of the Lending Shares. The purpose of this Agreement is (i) to define the obligations of the Broker, and (ii) to adjust or alter the parties' rights and obligations according to the DnB NOR Share Loan Agreement. This Agreement shall have no effect to any securities lending between the parties, other than the lending of the Lending Shares.

1.5
The loan of any Lending Shares by the Lender to DnB NOR shall be for the Lending Period, however subject to clause 3.4. This Agreement shall terminate at the end of the Lending Period, subject to all loans being redelivered or closed out in accordance with the DnB NOR Share Loan Agreement.

1.6	Conditions Precedent:

Lending of the Lending Shares from DnB NOR to the CB Investors is conditional on:

(a)	Due execution of this Agreement and the DnB Share Loan Agreement by all parties thereto;

(b)	5 million shares in the Issuer being transferred to the VPS Account in accordance with clause 1.3.

(c)
Unless waived, to the extent the Broker and/or the Lender are not domiciled in Norway, legal opinion(s) on capacity and authority related to the Agreement from such counsel in such jurisdiction, and in form and substance, satisfactory to the DnB NOR.

(d)
Receipt by the Lender of signature lists or other documentation satisfactory to the Lender evidencing the authority of the persons signing this Agreement and the DnB NOR Share Loan Agreement on behalf of DnB NOR.

2.	LOAN OF LENDING SHARES

2.1	The Broker shall refer all requests to it from CB Investors for the borrowing of shares in the Issuer to DnB NOR.

The Broker will, in its sole discretion and without conferring with any of the other parties (i) identify to DnB NOR the potential borrowers of the Lending Shares as CB Investors to DnB NOR, and (ii) instruct DnB NOR that the relevant number of Lending Shares for each CB Investor shall be transferred to a designated International Prime Broker (the IPB) of the CB Investor, acceptable to DnB NOR, or, as the case may be, the CB Investor, in any case having entered into the necessary agreements with DnB NOR. The purpose of the lending of any Lending Shares to any CB Investor or IPB (as the case may be) shall be solely for the purpose of enabling such investors to hedge their investment in the CB. The Broker shall to the best of its ability ensure that any party who is given opportunity to borrow any Lending Shares is a CB Investor and that such shares are borrowed solely for the purpose of hedging such investor's investment in the CB.

2.2
DnB NOR shall borrow from the Lender any Lending Shares requested to be borrowed by a person identified to DnB NOR as a CB Investor. DnB NOR will place no collateral for any Lending Shares with the Lender. The Lender hereby irrevocably authorises DnB NOR (without any further approval by the Lender) to borrow and on-lend the Lending Shares upon receipt of instruction to do so from the Broker. Each loan will constitute direct contractual relationships between the Lender and DnB NOR and between DnB NOR and the CB Investors or IPB (as the case may be). DnB NOR will on-lend the Lending Shares to the CB Investors under appropriate share lending agreements by transferring the relevant number of Lending Shares from the VPS Account to the CB Investor or, as the case may be, the IPB.

However, DnB NOR, acting reasonably, may refuse to accept lending shares to particular CB Investors or particular IPB (as the case may be), or chose to recall loans provided to such parties for the purpose of redelivery of shares to the Lender.

3.             RETURN OF THE LENDING SHARES

3.1
Redelivery by CB Investors in the Lending Period: When a CB Investor or, as the case may be, an IPB returns any Lending Shares to DnB NOR, DnB NOR shall, without delay, return such Lending Shares to the VPS Account.

3.2
Requests for redelivery in the Lending Period: Unless the Lender in writing requires a redelivery of all Borrowed Shares subject to clause 3.3, any recall of Lending Shares in the Lending Period shall be made by the Broker to DnB NOR, and DnB NOR shall comply with the Broker's instructions. The Lender hereby grants the Broker an irrevocable power of attorney to demand the return of the Lending Shares at any time on its behalf. However, the Broker confirms to the Lender that it will not request a return of Lending Shares unless agreed by the relevant CB Investors.

3.3	Requests for redelivery in the Lending Period (cont): The Lender shall be entitled to recall all the Lending Shares by written notice to DNB Nor with a copy to ABG in each of the following events:

a.
The Lender needs the shares to support such outcome as desired by the Lender of a significant matter to be voted in the Issuer's general meeting of shareholders, provided the Lender certifies in such notice that it does not otherwise have sufficient shares to ascertain the desired outcome;

b.	a public offer is made to acquire the Issuer's shares;

c.	The Issuer is subject to an amalgamation, consolidation, merger or scheme of arrangement;

d.	public insolvency proceedings are initiated in respect of the issuer.

To the extent the Lender do recall Lending Shares subject to this clause 3.3, the Broker shall notify the CB Investors about the recall.

3.4	If the Broker or the Lender request a return of Lending Shares in the Lending period DnB NOR shall deliver the requested shares on the tenth (10) business day following the recall instruction.

Upon the termination of the relevant event described in this section 3.2 the Lending Shares may again be subject to loans by DnB NOR for the purpose of on-lending to CB Investors (except in the event the Lending Shares are disposed of or cease to exist due to any of the events described).

3.5
The Lender has the right to demand immediate redelivery of all Lending Shares if DnB NOR at any time during the Lending Period should be rated BBB+ or lower by Standard & Poor's, or Baa1 or lower by Moody's Investor Service.

3.6
Return of Lending Shares in the Lending Period: DnB NOR shall, at all times, maintain a register of the number of Lending Shares transferred from the VPS Account to the CB Investor or, as the case may be, the IPB, to ensure that the same number of Lending Shares are returned to the VPS Account.

3.7
Redelivery at the end of the Lending Period: Provided that DnB NOR act as borrower with respect to the Lending Shares at the end of the Lending Period, then, subject to the Broker's recall, all Lending Shares shall be returned to the Lender no later than 10 business days following the recall.

4.	FEES

As consideration for any loan of Lending Shares the Lender shall receive a fee from DnB NOR of 1.0 per cent per annum, and DnB NOR shall charge each IPB, or, as the case may be, each CB Investor, a lending fee of 1.25 percent per annum, in both cases calculated on the number of Lending Shares borrowed from time to time multiplied with the market price (last close) of the Issuer's shares on a daily basis.

With respect to collateral placed by the CB Investors or the IPB's (as the case may be) and to the extent DnB NOR is not able to obtain interests on such deposits as required due to market factors in the Norwegian or international money market or factors that otherwise affect interest rates, including liquidity or availability, DnB NOR shall, as long as the situation continues, determine the lending fee to be paid by the CB Investor or the IPB (as the case may be) in the way DnB NOR considers correct and appropriate.

5.	WARRANTIES AND UNDERTAKINGS

The Lender represents and warrants that it has and will, during the Lending Period, have full legal and beneficial ownership to the shares posted on the VPS Account, that it has the power to lend its Lending Shares to DnB NOR pursuant to the DnB NOR Share Loan Agreement without the consent of any third party and together with all rights attached to them, free of any lien, charge or encumbrances and that neither the lending of the Lending Shares to DnB NOR nor the execution, delivery or performance of this Agreement or the DnB NOR Share Loan Agreement will conflict with, result in a breach or violation of or constitute a default under any law or articles of association (or similar), including any laws restricting or prohibiting insider trading or dealing in securities, or the terms of any agreement or instrument to the Lender.

6.	MISCELLANEOUS

The Lender shall have the right to recall any Lending Shares, and DnB NOR shall have the right to redeliver any Lending Shares, subject to a material breach of this Agreement by DnB NOR/the Lender (as the case may be) or by the Broker. Subject to redelivery of all outstanding Lending Shares pursuant to this clause, the party making the recall or redelivery may terminate the Agreement with immediate effect.

The Lender agrees to indemnify the Broker and DnB NOR (and any of their employees or advisers) against any claim, damage or loss related to the lending arrangement under this Agreement including reasonable related cost, except to the extent that such claim, loss or damage arises from negligence or wilful misconduct by the Broker or DnB NOR.

Neither the Broker nor DnB NOR (or any of their employees or advisers) shall be liable for any losses, claims, demands, damages, costs, charges, expenses or liabilities (or actions, proceedings or investigations in respect thereof) which the Lender may suffer or incur in connection with the entering into or performance of this Agreement. This Clause shall not in any way limit DnB NOR's liability to the Lender under the DnB NOR Stock Lending Agreement.

This Agreement shall be governed by and construed in accordance with Norwegian law.

Any disputes arising out of this Agreement shall be subject to the jurisdiction of the Norwegian courts, with the Oslo District Court as legal venue.

This Agreement shall be executed in three copies, each of which shall be an original and all of which shall constitute one and the same agreement.

Slem Industries Inc	ABG Sundal Collier Norge ASA
/s/ Michael Delouche	/s/ Georg Gunnerod
Michael Delouche	for Jan Petter Collier Geroge Gunnerod Head of ECM

for DnB NOR Bank ASA
/s/ Jan Kenneth Hage
Jan Kenneth Hage